Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of this 29th day of December, 2017 (the "Agreement Date"), is by and among CITY FIRST BANK OF D.C., NATIONAL ASSOCIATION (the "Bank"), CFBANC CORPORATION ("CF Bancorp") and BRIAN ARGRETT ("Executive").

RECITALS

The Bank and CF Bancorp each desire to employ Executive and to have the benefit of his skills and services, and Executive desires to be employed with the Bank and CF Bancorp, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

AGREEMENTS

1.           Employment. The Bank hereby continues to employ Executive to perform the duties described herein, and Executive hereby accepts employment with the Bank, for a five-year term beginning January l, 2018 ("Effective Date") and continuing through December 3 1, 2022 (the "Employment Period"), unless earlier ended as set forth below. Each period from January I to December 31 shall be known as a "Calendar Year." This Agreement may be extended, modified, or renewed upon the written agreement of the parties. To the extent this Agreement has not been otherwise extended or renewed by mutual agreement, the parties hereto agree to meet no later than December 31, 2021, prior to the beginning of the final Calendar Year of the Agreement, to determine in good faith their mutual intentions upon expiration of the initial term of the Agreement. The relevant terms of this Agreement shall apply during the entire Employment Period unless otherwise stated herein.

2.           Position and Duties. The Bank hereby continues to employ Executive as President and Chief Executive Officer of the Bank, and Executive shall continue to serve as a voting director on the Bank's Board of Directors. Executive also will continue to serve as President and Chief Executive Officer of CF Bancorp, and shall serve as a voting director on CF Bancorp's Board of Directors. As such, Executive shall have responsibilities, duties and authority set forth in the position description attached as Exhibit A as well as the responsibilities and duties reasonably assigned to Executive by the Board of Directors of the Bank and CF Bancorp (the "Board") from time to time. Executive will report directly to the Bank's Board of Directors, and shall act in accordance with the Bank's Bylaws, budget, applicable regulatory authority, and policies, as they may be amended from time to time. Executive accepts this employment upon the terms and conditions contained in this Agreement, and, subject to Section 5 below, agrees to devote substantially all his professional time, attention, and efforts to promote and further the business of the Bank. Executive shall faithfully adhere to, execute, and fulfill all written policies established by the Bank.

3.           Compensation. For all services rendered by Executive, the Bank shall compensate Executive as follows:

(a)          Base Salary. The Bank shall pay Executive a base annual salary ("Base Salary") of $432,600.00, payable in equal amounts on a biweekly basis or as otherwise provided by the Bank's standard payroll procedures. On at least an annual basis, the Board will review Executive's performance and may make increases to such Base Salary if, in the Board's sole discretion, any such increase is warranted.

(b)          Short Term Incentive Compensation. Executive may receive such short-term incentive compensation as the Board may determine from time to time. The targeted amount of such short term incentive compensation for which Executive may be eligible shall be set by the Board in its sole discretion in all instances, but shall generally target 20% of Executive's Base Salary on an annual basis. In no event shall the target for Executive be a lessor percentage than is targeted for any other officers of the Bank or CF Bancorp. Executive has no legally binding right to any short-term incentive compensation until it is paid, and must be an employee on the date it is paid to receive any payment (except with regard to any short-term incentive compensation earned for Calendar Year 2022, the final year of this Agreement, but paid in the following year, 2023). In no event shall the payment be made later than March 15 following the calendar year in which the right to the payment is no longer subject to a substantial risk of forfeiture.

(c)          Deferred Compensation. The Bank shall establish a nonqualified deferred compensation plan (or similar long-term compensation plan) for Executive to which it shall credit a percentage of Base Salary determined annually to a bookkeeping account on the last day of each Calendar Year of the Employment Period. The targeted amount of such deferred compensation to which Executive may be eligible shall be established by the Board in its sole discretion in all instances. The amount credited to the account and any earnings thereon as of the Vesting Date described below shall be referred to as the "Deferred Compensation". The Deferred Compensation shall vest upon the earliest to occur of the following (the earliest date to occur being the "Vesting Date"): (i) December 31, 2022, (ii) Executive's disability as defined in Section 3(b) of this Agreement, (iii) Executive's death, (iv) Executive's involuntary termination without "Cause" (as defined below), or (v) Executive's resignation for "Good Reason" (as defined below) upon or following a change in the ownership or effective control in CF Bancorp or Bank, or the ownership of a substantial portion of Bank's or CF Bancorp's assets as defined in Treas. Reg. section 1.409A-3(i)(5) ("Change in Control"). Subject to the execution of a release in accordance with Section 6(i) below, the Deferred Compensation shall be paid to Executive in a lump sum within sixty (60) days following the Vesting Date.

(d)          Executive Benefits. During the Employment Period, Executive shall be entitled to receive the Bank's employee benefits, which currently include employer contributions to a group health/medical/vision plan through CareFirst; bank-paid Group Short Term and Long Term Disability Insurance; participation in the Bank's 401(k) plan, to which the Bank currently contributes 3% of salary, and matches 100% of employee contributions on the next 3% of salary (up to applicable limits), Flexible Spending Accounts, 30 business days of paid vacation annually, up to 10 business days paid sick leave, 10 paid holidays, one discretionary leave day, a monthly automobile allowance payment of $500, and such additional perquisites or benefits as may be specified from time to time by the Board. Except for the number of vacation days, sick leave days, holidays and discretionary leave days, these employee benefits are subject in each case to the generally applicable terms and conditions of any such plan or program in question, to the determinations of any person or committee administering any such plan or program, and to such changes, additions, or deletions as the Bank may make from time to time and disclose to Executive.

4.           Expense Reimbursement. Subject to Section 22, the Bank shall reimburse Executive for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services hereunder in accordance with the Bank's policies and procedures as in effect from time to time.

5.           No Other Employment. While employed by the Bank, Executive agrees not to, directly or indirectly, provide services to any person or organization from which Executive receives compensation or otherwise to engage in activities that would conflict or interfere with the faithful performance of Executive's duties to the Bank. Notwithstanding the provisions of this Section 5, it is understood Executive may serve as a paid or unpaid director of other organizations with the prior written consent from the Chairman of the Board of the Bank. Provided, however, that such services cannot violate Sections 7 and 8 below.

6.           Termination: Rights on Termination. Executive's employment may be terminated early pursuant to this Section 6.

(a)             Death. In the event of Executive's death, this Agreement shall terminate automatically, except for the provisions that survive termination. Within sixty (60) days following the termination of Executive's employment for death, his estate shall receive (i) any accrued and then unpaid Base Salary up to the date of death, (ii) any declared, but unpaid short-term incentive compensation, earned and accrued as a result of his service during the previous Contract Year, (iii) any accrued, unused vacation time, and (iv) the Deferred Compensation credited to his account as of the date of death pursuant to Section 3(c). In addition, Executive's estate shall be entitled to any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law.

(b)             Disability. If, because of incapacity due to physical or mental illness or injury, Executive is unable to perform the material duties of his position on a full-time basis for one hundred and twenty (120) days or more within a twelve-month period, the Bank may terminate Executive's employment hereunder. Within sixty (60) days following the termination of Executive's employment for disability, he shall receive (i) any accrued and then unpaid Base Salary up to the date of termination, (ii) any declared, but unpaid short-term incentive compensation, earned and accrued as a result of his service during the previous Calendar Year, (iii) any accrued, unused vacation time, and (iv) the Deferred Compensation credited to his account as of the date of the termination of the Executive's employment for disability. In addition, Executive shall be entitled to any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law.

(c)             Termination by the Bank for "Cause." The Bank may terminate this Agreement and Executive's employment hereunder effective immediately for "Cause," which shall be one or more of only the following events: (i) Executive's material breach of this Agreement, which breach is not cured within thirty (30) days of receipt by Executive of 'Mitten notice from the Bank specifying the breach; (ii) Executive's gross negligence or willful misconduct in the performance of his material duties hereunder, material misperformance of such duties, or willful or repeated refusal to abide by or comply with lawful directives of the Board or the Bank's policies and procedures, any of which conduct is not cured within thirty (30) days of receipt by Executive of written notice from the Bank specifying the conduct to be cured; (iii) Executive's fraud, embezzlement, or theft with respect to the business or affairs of the Bank, upon notice from the Bank specifying such fraud, embezzlement, or theft; (iv) Executive's dishonesty or misconduct with respect to the financial affairs of the Bank, that in the reasonable judgment of the Board materially and adversely affects the operations or reputation of the Banki (v) Executive's conviction of a felony or of any misdemeanor involving fraud, dishonesty, misappropriation of funds or any property or assets of the Bank or its "affiliates" (as defined in Section 7(d)); (vi) Executive's abuse of alcohol or drugs (legal or illegal) that, in the Board's reasonable judgment, substantially impairs Executive's ability to perform his duties hereunder after notice and at least thirty (30) days' opportunity to cure; or (vii) based on Regulatory Action, as described in Section 6(e) below. Should Executive's employment be terminated by the Bank for Cause, he shall be entitled within sixty (60) days following such termination only to (i) Base Salary, (ii) any accrued, unused vacation time, and (iii) any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law. In the event of the Executive's termination for Cause, all Deferred Compensation shall be forfeited.

(d)             Termination by the Bank Without Cause. The Bank may terminate this Agreement and Executive's employment, effective immediately, without Cause. Upon such termination without Cause, Executive shall receive (i) any accrued and then unpaid Base Salary up to the date of termination, (ii) any declared, but unpaid short-term incentive compensation, earned and accrued as a result of his service during the previous Calendar Year, (iii) any accrued, unused vacation time, and (iv) the Deferred Compensation credited to his account as of the date of termination of employment in accordance with and subject to Section 3(c). In addition, Executive shall be eligible to receive payments equal to eighteen (18) months of his then-current Base Salary, less applicable withholdings and deductions (any such amount referred to hereafter as,  "Severance"), paid out in accordance with and subject to Section 6(i) below, and Executive shall be entitled to any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law.

(e)             Regulatory Action. The Bank retains the right to terminate Executive's employment and suspend or terminate all of its obligations under this Agreement in the event that (i) Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act ("FDIA"), 12 U.S.C. §§ 1818(e)(3) and (g)(l); (ii) Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section

8(e)(4) or (g)(l) of the FDIA, 12 U.S.C. §§ 1818(e)(4) and (g)(l); (iii) Executive is subject to any other order or action pursuant to Section 8 of the FDIA; or (iv) Executive is subject to any order or final regulatory action related to his conduct pursuant to any rule of any federal banking agency. If Executive is terminated based on Regulatory Action, he shall be entitled within sixty (60) days following such termination only to (i) Base Salary, (ii) any accrued, unused vacation time, and (iii) any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law. In the event of Executive's termination under this section, all Deferred Compensation shall be forfeited.

(f)              Resignation for Good Reason Upon or Following Change in Control. The Executive may resign his employment under this Agreement for "Good Reason" upon or following a Change in Control. Upon such resignation for Good Reason upon or following a Change in Control, Executive shall receive (i) any accrued and then unpaid Base Salary up to the date of termination, (ii) any declared, but unpaid short-term incentive compensation, earned and accrued as a result of his service during the previous Calendar Year, (iii) any accrued, unused vacation time, and (iv) the Deferred Compensation credited to his account as of the date of termination of employment in accordance with and subject to Section 3(c). In addition, Executive shall be entitled to any other vested benefits under any welfare or employee benefit plan maintained by the Bank in accordance with its terms and applicable law. Executive shall also receive Severance as though terminated without Cause pursuant to Section 6(d) above, paid out in accordance with and subject to Section 6(i) below. For this Agreement, "Good Reason" shall mean that, without Executive's consent, the Bank (i) substantially diminishes his authority, duties, or responsibilities (other than temporarily, while physically or mentally incapacitated), (ii) reduces his Base Salary by a material amount, (iii) relocates his principal place of employment, without consent, more than fifty (50) miles; or (iv) commits a material breach of this Agreement. Executive agrees that this employment relationship does not contemplate any grounds for constructive termination other than Good Reason. Executive must give notice to the Bank of his intention to resign for Good Reason within 60 days after the occurrence of the event that he asserts entitles him to resign for Good Reason. In that notice, he must state the condition that he considers provides him with Good Reason and he must give the Bank an opportunity to cure the condition within 30 days after his notice. If the Bank fails to cure the condition, his resignation will be effective on the 45th day after his initial notice (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period). Executive will not be treated as resigning for Good Reason if the Bank already had given him written notice of its intention to terminate his employment for Cause as of the date of his notice of resignation.

(g)             Incentive Compensation Recoupment. Any incentive compensation as defined under of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time ("Dodd-Frank"), payable to Executive under the Bank's bonus plans, this Agreement or any other plan, arrangement or program established or maintained by the Bank shall be subject to any claw back policy adopted or implemented by the Bank in respect of Dodd-Frank, or in respect of any other applicable law or regulation.

(h)             Resignation. Executive agrees to provide one hundred eighty (180) days' advance written notice of resignation. Upon receipt of such notice of resignation, the Bank may, in its discretion, modify Executive's duties at any time during the notice period, so long as the Bank pays Executive's Base Salary in accordance with this Agreement, and pays the cost of his then existing employment benefits for any remaining portion of the one hundred eighty-day notice period. If Executive resigns or otherwise terminates his employment for any reason, he shall receive no severance compensation and shall forfeit all Deferred Compensation. Within sixty (60) days following the Executive's resignation, Executive shall be paid (i) any accrued and then unpaid Base Salary up to the last date of employment, (ii) any declared, but unpaid short-term incentive compensation, earned and accrued as a result of his service during the previous Calendar Year, and (iii) for any accrued, unused vacation time. In addition, Executive shall be entitled to any other vested benefits under any welfare or benefit plan maintained by the Bank in accordance with its terms and applicable law.

(i)              Release of Claims and Timing of Payments. To the extent required by Section 6(d) or 6(f), Bank shall pay Executive the Severance in up to eighteen (18) equal monthly installments of his then-current Base Salary commencing sixty (60) days after the date of Executive's termination, provided that Executive has executed and does not revoke a mutually binding release of all claims by such date against the Bank, CF Bancorp, their subsidiaries and affiliates, and their directors, officers, employees, and agents (or Executive), including mutual non-disparagement and confidentiality covenants, in the form then provided by the Bank and CF Bancorp.

(j)             Effects of Termination. Except as set forth above, all other rights and obligations of the Bank and Executive under this Agreement shall cease as of the effective date of termination, except that Sections 7, 8, 9, 10 and 17-22 shall survive termination of this Agreement.

7.           Restriction on Competition.

(a)             During the Employment Period and for a period of one year after

Executive's separation from the Bank for any reason, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity:

(i)              Call upon for the purpose or with the intent of hiring or hire any person who is at that time or who has been within the 6 months preceding Executive's date of termination, a sales, or management employee of the Bank, provided that Internet postings or general advertisements of job opportunities shall not constitute a breach of this clause (i); or

(ii)             Call upon any person who is at that time or has been within the twelve (12) months preceding Executive's date of termination, a customer or prospective customer of the Bank for the purpose of soliciting or selling products or services in direct competition with the Bank, where "prospective customers" are those individuals or entities with respect to which the Bank has taken specific steps to solicit sales or in the selling of which Executive has been personally involved.

(b)             The foregoing covenants shall not be deemed to prohibit Executive during the relevant restrictive period from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business if Executive has no other involvement in such business.

(c)             If Executive has no actual knowledge that his actions violate the terms of   this Section 7, Executive shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Bank of such breach, Executive ceases the prohibited actions.

(d)             For purposes of this Section 7, references to "Bank" shall mean City First Bank of D.C., N.A., CF Bancorp, City First Enterprises, and their affiliates.

(e)             The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(f)              All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants; provided, that upon the failure of the Bank to make any payments required under this Agreement, Executive may, upon thirty (30) days' prior written notice to the Bank, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section 7.

(g)             Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the Bank, and its respective officers, directors, employees, and stockholders.It is further agreed that the Bank and Executive intend that such covenants be construed and enforced in accordance with the activities, business, and locations of the Bank as of the date of termination of Executive's employment.

8.           Confidential Information. From and after the date of this Agreement, Executive hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, or proprietary business, financial, technical, economic, sales, and/or types of proprietary business information relating to the Bank (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Executive has, or is given (or has had or been given), access as a result of his employment by the Bank. It is agreed that the Confidential Information is confidential and proprietary to the Bank because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects ofthe Bank's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) is known or becomes known, or is disclosed generally, to the public through no fault of Executive; (b) becomes known or is disclosed to Executive as an owner of shares of an affiliate of the Bank (other than in situations that impose their own confidentiality restrictions), or (c) is required by applicable law, legal processes, or any order or mandate of a court or other governmental authority to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, that in the case of clause (c), Executive shall give the Bank reasonable advance written notice (at least 48 hours) of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Bank to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information. For purposes of this Section 8, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent, affiliates, and subsidiaries.

Nothing in this Agreement is intended to or shall prohibit or limit Executive from: (a) reporting to or cooperating with any government agency or regulatory authority with regard to any matter involving the Bank or CF Bancorp within such agency's or authority's jurisdiction, with or without first seeking permission from the Bank or CF Bancorp, or (b) complying with any subpoena or other legal obligation. Executive is hereby notified that, pursuant to 18 USC ss 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret made: (i) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney anduse the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

9.           Return of Bank Property. Promptly upon termination of Executive's employment by the Bank for any reason or no reason, Executive or Executive's personal representative shall return to the Bank (a) all Confidential Information; and (b) all keys, credit cards, security cards, passwords, equipment, vehicles, and other property and materials of the Bank. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Bank, as the case may be, and be subject at all times to the Bank's discretion and control. For purposes of this Section 9, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent, affiliates, and subsidiaries.

10.         Indemnification. In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (other than an action by the Bank against Executive, and excluding any action by Executive against the Bank), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Bank or CF Bancorp, then, to the fullest extent permitted by applicable law and the Articles of Association and bylaws of the Bank and the charter documents of CF Bancorp, the Bank shall indemnify and defend Executive against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. Provided, however, that the Bank shall not indemnify Executive in relation to matters as to which there has been a final judicial or administrative adjudication that (i) the Executive failed to act in good faith and for a purpose which he reasonably believed to be in the best interests of the Bank; (ii) in the case of a criminal matter, Executive had reasonable cause to believe that his conduct was unlawful, or (iii) Executive is liable for misconduct in the performance of a duty.

11.         No Prior Agreements. Executive hereby represents and warrants to the Bank that the execution of this Agreement by Executive, his employment by the Bank and CF Bancorp (it being understood that Executive is not employed by any affiliates of the Bank except CF Bancorp), and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person. Further, Executive agrees to indemnify and hold harmless the Bank and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Bank or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Executive and such third party. This Agreement supersedes any prior oral or written employment agreement or understanding with the Bank, and upon execution of this Agreement by Executive and the Bank, such prior agreement or understanding shall be deemed to have been terminated and shall be null and void. For purposes of this Section 1 1, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent and subsidiaries.

12.         Assignment: Binding Effect. Executive understands that he has been selected for employment by the Bank on the basis of his personal qualifications, experience, and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Bank to any person, without the prior written consent of Executive. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. If the Bank is merged with or into another entity and the successor Bank is engaged in substantially the same business as the Bank, such action shall not be considered to cause an assignment of this Agreement and the surviving or successor entity shall become the beneficiary of this Agreement and all references to the "Bank" shall be deemed to refer to such surviving or successor entity. No other person other than CF Bancorp shall be a third- party beneficiary under this Agreement.

13.         Complete Agreement: Waiver; Amendment. Executive has no oral representations, understandings, or agreements with the Bank or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Bank and Executive with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Bank and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

14.         Notice. All notices, demands, requests or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by Federal Express or other reputable carrier (in each case with evidence of delivery), with a copy via electronic mail, to Executive, at the principal offices of the Bank while he is in the Bank's employ and to his then or last known principal residence as shown in the records of the Bank and, to the Bank at:

City First Bank of D.C., N.A.
1432 U street, NW
Washington, DC 20009
Attn: Chairman of Board

Notice under this agreement shall be deemed given when actually received as evidenced by delivery service receipt. Either party may change the address for notice by notice the other party of such change in accordance with this Section 15.

15.             Severability, Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

16.             Equitable Remedy. Because of the difficulty of measuring economic losses to the Bank as a result of a breach of the restrictive covenants set forth in Sections 7, 8 and 9, and because of the immediate and irreparable damage that would be caused to the Bank for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Bank at law or in equity, the Bank shall be entitled to seek specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants set forth in Section 7, 8 and 9 of this Agreement. For purposes of this Section 16, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent and subsidiaries.

17.             Arbitration. Except for actions initiated by the Bank to enjoin a breach by, and/or recover damages from, Executive related to violation of any of the provisions in Sections 7, 8 and 9, which the Bank may bring in an appropriate court of law or equity, any other unresolved dispute or controversy arising under or in connection with Executive's employment and/or this Agreement shall be settled or resolved exclusively by arbitration conducted before a single arbitrator in Washington, D.C., selected from a panel of retired judges from and in accordance with the JAMS Rules for Employment Disputes then in effect. This includes all federal, state and/or local claims based upon statute, common law and/or local ordinance, including, but not limited to claim under Title VIl of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Family and Medical Leave Act, and the Americans with Disabilities Act. The arbitrator shall not have the authority to add to, detract from or modify this Agreement except as permitted by the Agreement. The arbitrator's decision shall be final and binding, and judgment may be entered on the decision in any court having competent jurisdiction. The direct expense of the arbitration shall be borne by the Bank but each party will bear its own expenses and legal fees. The arbitration shall be held in the District of Columbia. For purposes of this Sectionl 7, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent and subsidiaries.

18.         Equitable Relief: Jurisdiction and Venue: Waiver of Jury Trial. Executive acknowledges that the Bank's principal corporate office is in Washington, D.C. Upon due consideration of any effects created hereby, Executive hereby irrevocably submits to the jurisdiction and venue of a court of competent civil jurisdiction sitting in Washington, D.C., in any action or proceeding brought by the Bank arising out of, or relating to, the provisions in Sections 7, 8 and 9 of this Agreement. Executive hereby irrevocably agrees that any such action or proceeding may, at the Bank's option, be heard and determined in such court. Executive agrees that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment, or in any other manner provided by applicable law related to the enforcement of judgments. THE PARTIES HERETO WAIVE ANY RIGHTS TO A TRIAL BY JURY, OTHER THAN WITH RESPECT TO MATTERS AS TO WHICH THAT RIGHT CANNOT BE LEGALLY WAIVED. For purposes of this Section 18, references to "Bank" shall mean City First Bank of D.C., N.A., together with its parent and subsidiaries.

19.         Survival. Any provision of this Agreement which by its terms is intended to have effect after the termination shall survive the termination of this Agreement, including, without limitation, Sections 7-11, and 17-22, which shall survive termination of this Agreement.

20.         Governing Law. This Agreement shall in all respects be construed according to the laws of the District of Columbia, without regard to its conflict of laws principles.

21.         Withholding: Payment Timing. The Bank will reduce its compensatory payments to Executive for any taxes and other withholdings and contributions required by law.

22.         Section 409A Compliance. Executive, the Bank, and CF Bancorp intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 22. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive under Code section 409A. Each installment of Severance payable hereunder shall constitute a separate payment for purposes of

Code section 409A. With regard to any provision herein that provides for reimbursement to Executive of costs and expenses or in-kind benefits, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided to Executive, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred.

23.         Joint and Several Obligations. Each and every obligation of the Bank hereunder shall be the joint and several obligations of CF Bancorp. CF Bancorp is the 100% shareholder of the Bank.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CITY FIRST BANK OF D.C., N.A.

By:	/s/ C.F. Muckenfuss, III
Name: C.F. Muckenfuss, III
Its: Chairman

BRIAN ARGRETT

By:	/s/ Brian Argrett
Brian Argrett

CF BANC CORPORATION

By:	/s/ C.F. Muckenfuss, III
Name: C.F. Muckenfuss, III
Its: Chairman

E X H I B I T A

City First Bank of DC
Job Description President and Chief Executive Officer

PURPOSE

The Chief Executive Officer (CEO) has responsibility for the overall strategic direction and execution of the Bank's programs and services in accordance with safe and sound banking practices and the Bank's community development mission. In this role, the CEO ensures the integrated and balanced management of all banking activities and risks.

Providing the highest level of customer relations, the CEO is charged with maximizing profits of the Bank in accordance with the community development strategies set forth by the Board of Directors, and with ensuring that the best interests of the various constituencies (shareholders, customers, employees, regulators and the public), of both the City First Bank and CFBC are met. As the highest-ranking official of the organization, the CEO reports to the Board of Directors of both City First Bank and CFBC.

The CEO manages key investor relations and institutional partnerships. The CEO represents the Bank's and the holding company's interests in various affiliated organizations, including City First Enterprises.

ESSENTIAL FUNCTIONS AND RESPONSIBILITIES

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Provide leadership for the Bank and related entities, both internally and in the Bank's market. Create an atmosphere within the organization that attains and maintains a high level of morale and embraces the Bank's Vision, Values, Mission, Goals and Team Expectations, and effectively represent the Bank's Vision, Values and Mission to the public.

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Lead the strategic development of the Bank, working with both Bank staff and the Board to identify, develop and implement the business activities of the Bank and related entities to grow the bank and accomplish the Bank's community development mission in a sustainably profitable manner consistent with sound banking practice.

•	Maintain and further develop the Bank's risk management culture and competencies, and develop strong working relationships with all regulatory agencies supervising the Bank and the holding company.

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Ensure the overall growth and health of the organization through the development and implementation of new products and markets consistent with safe and sound banking practices. Maintain current innovative community development activities (e.g., New Markets Tax Credits) and identify new private, philanthropic and governmental opportunities that enable the bank to increase profitability, build its capital and expand its impact.

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Ensure that the Board of Directors is fully informed on the conditions and operations of the bank, the factors influencing operations and the decisions made by Senior Management. Work with the Board to ensure appropriate Director involvement and sound governance procedures.

•	Build strong relationships to work effectively across affiliated companies.

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Ensure sound management of key investor relationships and institutional partnerships. Work with current and new investors to bring in additional capital to the Bank and holding company to ensure that regulatory ratio standards are exceeded.

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Ensure strong representation of the Bank while providing strong leadership in key community activities, civic and community reinvestment functions. Expand the Bank's partnership with other organizations through mutually profitable business relationships.